Exhibit 99.1

ASTROTECH REPORTS THIRD QUARTER OF FISCAL YEAR 2023 FINANCIAL RESULTS

Austin, Texas – May 11, 2023 – Astrotech Corporation (Nasdaq: ASTC) (the “Company” or “Astrotech”) reported its financial results for its third quarter of fiscal year 2023, which ended March 31, 2023.

Financial Highlights & Recent Developments

●	Astrotech’s consolidated balance sheet remains strong with $44.1 million in cash and liquid investments.

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Year-to-date revenue totaled $336 thousand and was generated by sales of TRACER 1000™ explosive trace detector (ETD), as well as recurring maintenance services and sales of consumables for the TRACER 1000. The decrease in revenue from the prior fiscal year is primarily the result of the long sales cycle for many of the ETD orders.

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Year-to-date gross margin increased to 37% from 22%, an increase of 68%, for fiscal year 2023, compared to fiscal year 2022, due to the higher margins provided by recurring maintenance services and consumables sales.

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Our 1st Detect subsidiary recently announced that it secured a 17-unit order for its TRACER 1000™ explosives trace detector, which represents the largest single order to date for the TRACER 1000 and is expected to expand 1st Detect’s footprint to 22 sites across 14 countries in Europe and Asia. The systems are scheduled to be delivered over the remainder of this calendar year.

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Our AgLAB subsidiary released results from the ongoing field trials of the AgLAB Maximum Value Process™ method (AgLAB MVP), which uses the Company’s proprietary AgLAB 1000-D2™ mass spectrometer to improve distillation oil yields and profitability for cannabis and hemp producers. During our field trials, we were able to improve ending-weight yields by an average of 30%.

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Our BreathTech subsidiary continues to collect breath samples from both COVID-19 positive and negative patients as part of the ongoing development of the library for the BreathTest-1000™ lung disease screening instrument. The BreathTest-1000 is a breath analysis tool designed to screen for volatile organic compounds found in a person’s breath that could indicate bodily infections and critical conditions.

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On December 5, 2022, the Company effected a reverse stock split primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on The Nasdaq Stock Market LLC. On December 19, 2022, the Company received written notice from the Listing Qualifications Department of Nasdaq stating that the Company had regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Capital Market. Numbers presented in the financial statements presented below have been adjusted to reflect the reverse stock split.

“We are thrilled to further expand into the airport security checkpoint market in Europe with receipt of a purchase order for 17 TRACER 1000 systems. We believe that mass spectrometry-based ETDs are a superior technology for the detection of explosives, providing benefits to both airports and travelers. In addition, our AgLAB 1000-D2 field trials with potential customers have shown that the AgLAB MVP solution is an effective tool to improve potency yields and ending-weights for cannabis and hemp oil processors. This technology has the ability to increase customer profitability,” stated Thomas B. Pickens, III, Astrotech’s Chairman, Chief Executive Officer and Chief Technical Officer.

Exhibit 99.1

About Astrotech Corporation

Astrotech (Nasdaq: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly-owned subsidiaries. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB develops and sells chemical analyzers for use in the agriculture market. BreathTech is developing a breath analysis tool to screen for volatile organic compounds that could indicate bodily infections and critical conditions. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

About the AgLAB 1000™ and the BreathTest-1000™

This press release contains information about our new products under development, AgLAB 1000 and BreathTest-1000. Product development involves a high degree of risk and uncertainty, and there can be no assurance that our new products will be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful. In addition, FDA approval will be required to market BreathTest-1000 in the United States. Obtaining FDA approval is a complex and lengthy process, and there can be no assurance that FDA approval for BreathTest-1000 will be granted on a timely basis or at all.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the adverse impact of recent inflationary pressures, including significant increases in fuel costs, global economic conditions and events related to these conditions, including the ongoing war in Ukraine and the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact: Jaime Hinojosa, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

Exhibit 99.1

ASTROTECH CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Revenue	$35	$97	$336	$845
Cost of revenue	24	46	211	662
Gross profit	11	51	125	183
Operating expenses:
Selling, general and administrative	1,406	1,476	4,606	4,630
Research and development	1,355	722	3,847	2,013
Total operating expenses	2,761	2,198	8,453	6,643
Loss from operations	(2,750)	(2,147)	(8,328)	(6,460)
Other income and expense, net	375	47	1,006	151
Net loss	$(2,375)	$(2,100)	$(7,322)	$(6,309)
Weighted average common shares outstanding:
Basic and diluted	1,616	1,587	1,614	1,584
Basic and diluted net loss per common share:
Net loss per common share	$(1.47)	$(1.32)	$(4.54)	$(3.98)
Other comprehensive loss, net of tax:
Net loss	$(2,375)	$(2,100)	$(7,322)	$(6,309)
Available-for-sale securities:
Net unrealized gain/(losses)	181	(524)	(189)	(769)
Total comprehensive loss	$(2,194)	$(2,624)	$(7,511)	$(7,078)

Exhibit 99.1

ASTROTECH CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	June 30,
	2023	2022
	(Unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$14,435	$26,453
Short-term investments	29,714	26,173
Accounts receivable	74	56
Cost and estimated revenue in excess of billings	—	2
Inventory, net:
Raw materials	1,242	864
Work-in-process	63	136
Finished goods	452	518
Prepaid expenses and other current assets	929	748
Total current assets	46,909	54,950
Property and equipment, net	2,170	1,098
Operating leases, right-of-use assets, net	299	162
Other assets, net	30	11
Total assets	$49,408	$56,221
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	274	169
Payroll related accruals	922	816
Accrued expenses and other liabilities	833	961
Income tax payable	—	2
Term note payable - related party	—	500
Lease liabilities, current	295	234
Total current liabilities	2,324	2,682
Lease liabilities, net of current portion	281	303
Total liabilities	2,605	2,985
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 2,500,000 shares authorized; 280,898 shares of Series D issued and outstanding at March 31, 2023 and June 30, 2022	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized at March 31, 2023 and June 30, 2022; 1,692,600 and 1,685,595 shares issued at March 31, 2023 and June 30, 2022, respectively; 1,686,723 and 1,685,595 outstanding at March 31, 2023 and June 30, 2022, respectively	190,643	190,642
Treasury stock, 5,821 and no shares at March 31, 2023 and June 30, 2022, respectively	(69)	—
Additional paid-in capital	80,651	79,505
Accumulated deficit	(223,034)	(215,712)
Accumulated other comprehensive loss	(1,388)	(1,199)
Total stockholders’ equity	46,803	53,236
Total liabilities and stockholders’ equity	$49,408	$56,221

Note: The balance sheet at June 30, 2022, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by the United States generally accepted accounting principles for complete financial statements.